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                                       FOR IMMEDIATE
______________________________________________RELEASE

                                              [LOGO] TRIAD Systems Corporation



Contact:    Tim Mehren
            510 449-0606                                   No. 97-13

            TRIAD ANNOUNCES EXTENSION OF TENDER OFFER AND
      AMENDMENT OF MERGER AGREEMENT WITH COOPERATIVE COMPUTING

LIVERMORE, Calif., February 19, 1997 - Triad Systems Corporation (NASDAQ-TRSC) announced today that Cooperative Computing, Inc. (CCI) and its affiliate, CCI Acquisition Corp. (CAC) have extended until 10:00 a.m. Eastern Standard Time on Thursday, February 27, 1997, CAC's tender offer for all of the issued and outstanding shares of Triad's common stock.

     The tender offer, at a price of $9.25 per share, net to the seller in cash, was previously scheduled to expire at 10:00 a.m. Eastern Standard Time today. Terms of the extended offer are identical to those in the original tender offer contained in the tender offer materials filed with the Securities and Exchange Commission on October 23, 1996.

     Triad also announced that its board of directors has approved a second amendment to the previously announced Agreement and Plan of Merger with CCI and CAC. The amendment extends the maximum allowable period for completion of the tender offer to Friday, March 7, 1997.

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